EXHIBIT 10.11

(PARTICIPANT NAME)

This On-line Grant Agreement (OGA) is intended to provide you with the number of target performance shares actually assigned to you in connection with your 201__ Performance Share award and for you to acknowledge receipt of your award.  The number of target performance shares, (# OF SHARES GRANTED), was calculated by dividing the target value of your Performance Share award by the Grant Date Fair Value ($xx.xx) of the award on (GRANT DATE).

Performance Share awards issued under the Long-Term Incentive Plan (LTIP) are a significant part of your total compensation as a 3M executive.  Performance Shares reward your leadership and commitment in managing 3M's business for sustainability and improved results over time.

The 201__ award will compensate you for the results we achieve against corporate financial goals over the three-year period 201__, 201__ and 201__.  The maximum payout will be 2 times the number of target performance shares assigned to you at the time of the award.

Maximize the value of your Performance Shares

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The metrics used for Performance Shares have changed to these four metrics: Organic Sales Volume Growth compared to the Worldwide Industrial Production Index (IPI), Return on Invested Capital (ROIC), Free Cash Flow Conversion and Earnings per Share Growth.

•	Your 201__ individual performance rating was a factor in your 201__ award. Your Performance Shares award was adjusted based on your performance rating and Leadership Behaviors score.
•	The targets for 201__ align with the guidance range provided to investors and with 3M’s 201__ Operating Plan.

201__ Performance Share Payout Matrix:

For more information about the metrics and how Performance Share awards issued under the LTIP Plan will work, please review the Performance Share information on 3M Source.

Your 201__ award will be governed by the provisions of the LTIP plan document, and will be paid out in March 201__ unless you elected to defer the payout under the 3M Performance Awards Deferred Compensation Plan.   If you are either an L1 executive or a Section 16 Officer of the Company, your 201__ award is also subject to the Company’s revised Policy on Reimbursement of Incentive

Compensation under which the Company may, in certain circumstances described in the Policy, require reimbursement of or otherwise recover compensation it pays or provides to you.

By accepting the grant of this Performance Share award, you agree to all the terms and conditions described in the LTIP plan document.